Attachment A

Investment Advisory Agreement

between

Summit Mutual Funds, Inc. and

Summit Investment Partners, Inc.

ADVISORY FEE

The Fund shall pay the Adviser, as full compensation for all facilities and services furnished, a monthly fee computed separately for each portfolio on a daily basis, at an annual rate, as follows:

Portfolio

Advisory Fee

SUMMIT APEX SERIES

Everest Fund

.64% of the current value of the net assets.

Nasdaq-100 Index Fund

.35% of the current value of the net assets.

Bond Fund

.47% of the current value of the net assets.

Short-term Government Fund

.45% of the current value of the net assets.

High Yield Bond Fund

.65% of the current value of the net assets.

Money Market Fund

.35% of the current value of the net assets.

Large Cap Growth Fund

.75% of the current value of the net assets.

SUMMIT PINNACLE SERIES

S&P 500 Index Portfolio

.25% of the current value of the net assets.

S&P MidCap 400 Index Portfolio

.30% of the current value of the net assets.

Russell 2000 Small Cap Index

Portfolio

.35% of the current value of the net assets.

Nasdaq-100 Index Portfolio

.35% of the current value of the net assets.

EAFE International Index

Portfolio

.56% of the current value of the net assets.

Balanced Index Portfolio

.30% of the current value of the net assets.

Lehman Aggregate Bond Index

Portfolio

.30% of the current value of the net assets.

Zenith Portfolio

.64% of the current value of the net assets.

Bond Portfolio

.47% of the current value of the net assets.

Inflation Protected Plus Portfolio

.50% of the current value of the net assets.

Lifestyle ETF Market Strategy

Target Portfolio

.55% of the current value of the net assets.

Lifestyle ETF Market Strategy

Conservative Portfolio

.55% of the current value of the net assets.

Lifestyle ETF Market Strategy

Aggressive Portfolio

.55% of the current value of the net assets.

Natural Resources Portfolio

.55% of the current value of the net assets.

EXPENSE LIMITATIONS

SUMMIT APEX SERIES

The Adviser will pay Total Annual Fund Operating Expenses, exclusive of Acquired Fund fees and expenses, in excess of: .65% for the Nasdaq-100 Index Fund Class I, .73% for the Short-term Government Fund Class I, .98% for the Short-term Government Fund Class A, and .45% for the Money Market Fund.

Also, the Adviser has voluntarily agreed to waive its fees and/or reimburse expenses, to the extent necessary, to limit Total Annual Fund Operating Expenses, exclusive of Acquired Fund fees and expenses, to 1.10% of average daily net assets of the Large Cap Growth Fund Class I and 1.35% of average daily net assets of the Large Cap Growth Fund Class A until December 31, 2007.

SUMMIT PINNACLE SERIES

The Adviser will pay Total Annual Fund Operating Expenses, exclusive of Acquired Fund fees and expenses, in excess of: .75% for the Russell 2000 Small Cap Index Portfolio Class I, .95% for the Russell 2000 Small Cap Index Portfolio Class F, .65% for the Nasdaq-100 Index Portfolio, 1.25% for the EAFE International Index Portfolio Class I, 1.45% for the EAFE International Index Portfolio Class F, .80% for the S&P MidCap 400 Index Portfolio Class F,

and .60% for the S&P 500 Index Portfolio, S&P MidCap 400 Index Portfolio, Balanced Index Portfolio and Lehman Aggregate Bond Index Portfolio.

The Adviser will also pay Total Annual Fund Operating Expenses, exclusive of Acquired Fund fees and expenses, in excess of: .75% for the Inflation Protected Plus Portfolio, Lifestyle ETF Market Strategy Target Portfolio, Lifestyle ETF Market Strategy Conservative Portfolio, Lifestyle ETF Market Strategy Aggressive Portfolio and Natural Resources Portfolio.

8/07

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